This Agreement, made the     day of December, 1992, by
and between Cash Assets Trust (the "Trust"), a
Massachusetts business trust with principal offices in New
York, New York and Hawaiian Trust Company, Limited
("HTCo"), a trust company organized under the laws of Hawaii with principal offices in Honolulu, Hawaii,

                   W I T N E S S E T H:

     PREMISES:

     1)  The Trust is registered under the Investment
Company Act of 1940 (the "1940 Act") and a series of the Trust, also named Cash Assets Trust (the "Series"), invests in a portfolio of money-market securities and holds itself out as a "money-market fund" under Rule 2a-7 promulgated by the Securities and Exchange Commission under the 1940 Act;

     2) HTCo serves and has served since 1984 as investment adviser for the Series pursuant to a written advisory agreement (the "Advisory Agreement"), which in accordance with a provision of the 1940 Act is terminable upon 60 days' notice by the Trust;

     3) HTCo in its capacity as investment adviser to the Series has, in the course of performing its obligations to the Series and its activities in the best interests of the shareholders of the Series, acquired valuable and sensitive information as to the operation and management of investment companies, and although not involved in administration of the Series or the marketing or distribution of shares of the Series, HTCo has by reason of its association with the Series been informed of valuable and sensitive information concerning such administration, marketing and distribution;

     4) The Trust and HTCo have agreed upon certain additional arrangements set forth herein that would be beneficial to the Series, not as a part of the Advisory
Agreement or related to the subject matter covered thereby, but in furtherance of the relationship contemplated by the Advisory Agreement;

     5) The Trust and HTCo have agreed that in the best interests of shareholders of the Series, the information which HTCo has obtained in its capacity of provider of services to the Series should, as provided herein, continue to be applied solely on behalf of the Series and its shareholders so long as HTCo provides such services to the Series and for a reasonable period thereafter;

     6) The parties recognize that the Trust relies and may in the future rely on the covenants of HTCo contained herein in the Trust's continuing determinations to refrain from the exercise of its right to terminate the Advisory
Agreement at any time upon sixty days' notice and in its annual determinations as to whether or not the Trust will renew the Advisory Agreement, although this Agreement does not in any way restrict the free exercise of the right of the Trust, and its Board of Trustees, in connection with such determinations to make such decisions and to take into account such matters as the Board of Trustees believes appropriate;

     7) HTCo is a subsidiary of Bank of Hawaii and an indirect subsidiary of Bancorp Hawaii, Inc., a bank holding company registered under the Bank Holding Company Act of 1956, as amended, all direct and indirect parents, subsidiaries and affiliates of HTCo, now or in the future, being referred to herein as the "HTCo Affiliates";

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

          1.  Obligation as to Undivided Loyalty.

Neither HTCo nor any HTCo Affiliate shall serve as investment adviser, administrator, sponsor, promoter, or principal underwriter of any investment company that competes directly with the Trust and shall not provide services directly or indirectly in the capacities here specified to, or receive fees for such services from, any investment company which holds itself out as a "money-market fund" under Rule 2a-7 promulgated by the Securities and Exchange Commission under the 1940 Act; provided, however, that HTCo or any HTCo Affiliate may provide services directly or indirectly in the capacities listed herein to, or receive fees for such services from, any investment company

               a. listed on Schedule A hereto; or

               b. the portfolio of which consists initially of assets previously held in a common or collective trust fund (other than an investment company created after the date hereof which holds itself out as a "money-market fund" under Rule 2a-7 promulgated by the Securities and Exchange
Commission under the 1940 Act) managed by HTCo or any HTCo
Affiliate; or

               c. if HTCo or the HTCo Affiliate became a provider of services to such investment company upon and solely by reason of the fact that a person, firm or corporation that provides such investment company services in any of the capacities listed herein has been directly or indirectly acquired by, or merged with, HTCo or an HTCo
Affiliate, as long as such investment company does not operate in a manner that permits ready exchange with an investment company the investment adviser of which is HTCo or an HTCo Affiliate.

          2. Duration. The obligations specified in this Agreement shall be binding upon HTCo so long as it provides services to the Trust, and for a period of two years thereafter; provided, however, that:

               a.  such obligations shall not bind HTCo if
the Board of Trustees of the Trust terminates or does not renew the Advisory Agreement absent a good faith determination that HTCo has failed to perform its responsibilities under the Advisory Agreement by reason of willful misfeasance, bad faith or gross negligence or that HTCo has recklessly disregarded its obligations and duties under the Advisory Agreement; and

               b.  HTCo shall have the right to terminate
its obligation under this Agreement upon at least 30 days' written notice if the Series, after receiving sufficient opportunity and cooperation, does not operate in a manner which permits ready exchange with any investment company the investment adviser of which is HTCo or an HTCo
Affiliate (an "HTCo Fund"). In order that the Series shall receive sufficient opportunity and cooperation to institute exchangeability,

                    (1)  HTCo shall notify the Series that
HTCo wishes such exchangeability;

                    (2)  HTCo and the HTCo Fund, its
officers, adviser, administrator, shareholder servicing agent, counsel and other service providers shall cooperate in providing the Series such information, instituting such procedures, making such disclosure and otherwise doing such acts and things as shall in the reasonable opinion of the Series be necessary or appropriate to enable exchangeability to be implemented and continued; and

                    (3)  the Series shall have at least 120
days, and such additional period as may be required to obtain exemptive relief from the Securities and Exchange
Commission if necessary in the opinion of counsel for that Series, to implement exchangeability in the manner contemplated hereby.

          3. Application of Agreement. The obligations under this Agreement shall apply to HTCo and all HTCo
Affiliates and HTCo shall not provide services or receive compensation, directly or indirectly, in a manner prohibited by this Agreement.

          4. Applicable Law; Enforcement. This Agreement shall be construed in accordance with and governed by the laws applicable to contracts made in, and to be performed within, the State of New York. This Agreement shall be enforced by proceedings in a federal or state court located in the State and County of New York or in the State of Hawaii, and the parties hereby submit to personal jurisdiction of such courts for purposes of such proceedings only. The parties recognize that remedies at law may be inadequate, that any breach of this Agreement may cause irreparable harm and that money damages may be difficult or impossible to calculate; therefore the parties shall have the right to such equitable relief as may be appropriate, including specific performance of this Agreement and temporary and/or permanent injunctive relief.

          5.  Notices.  Except as otherwise provided
herein, any written notice or other written communication required or permitted to be given under this Agreement shall be delivered or sent by United States registered mail, postage prepaid, and, if to the Trust, addressed to:

               Lacy B. Herrmann, President
               380 Madison Avenue
               Suite 2300
               New York, NY 10017;

if to HTCo, addressed to:

               Douglas Philpotts, Chairman
               Hawaiian Trust Company, Limited
               Financial Plaza of the Pacific
               Box 3170
               Honolulu, HI 96802

unless another address is substituted by notice delivered or sent as provided herein. Any such notice shall be deemed given when received.

          6. Headings. Headings are used for reference purposes only and shall not be deemed a part of this Agreement.

          7. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous negotiations, representations and agreements with respect thereto.

          8. Waiver. Except where specific time limits are herein provided, no delay on the part of any party hereto in exercising any power or right hereunder nor any single or partial exercise thereof nor the exercise of any other power of right shall operate as a waiver thereof. No waiver shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver is claimed, and shall be limited solely to the one event. The rights, remedies and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits which the parties hereto may otherwise have.

          9.  Separability. If any provision of this
Agreement shall contravene or be invalid under the laws of any state, country or jurisdiction in which this Agreement shall be performed or enforced, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable, or if no such modification will render it valid and enforceable, then the Agreement shall be constructed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

          10.  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

          11. Amendment. This Agreement cannot be changed or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any change or modification is sought.

          12.  Persons Bound.  This Agreement shall be
binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns. No assignment shall be made by any party without the prior written consent of the other party hereto.

        [balance of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf as of the date first written above.

                         CASH ASSETS TRUST



                         by_______________________________
                                   Lacy B. Herrmann,
                                   Chairman and President


                         HAWAIIAN TRUST COMPANY, LIMITED



                         by_______________________________
                                   Douglas Philpotts,
                                   Chairman

                        SCHEDULE A


Hawaiian Tax-Free Trust

Cash Assets Trust

Tax-Free Cash Assets Trust

U.S. Treasuries Cash Assets Trust

Pacific Capital Funds Trust, and any series or class thereof, managed by HTCo or any HTCo Affiliate, except to the extent that it holds itself out as a "money-market fund" under Rule 2a-7 promulgated by the Securities and Exchange Commission under the 1940 Act.